CHANGE IN CONTROL SEVERANCE AGREEMENT
OF
[Name of Employee]
THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (“Agreement”) is made and entered into as of this ___ day of ________, 201_, by and between HomeTrust Bancshares, Inc, Asheville, North Carolina (hereinafter referred to as the “Company”) and _________ (the “Employee”).
WHEREAS, the Employee serves [has been appointed to serve] as _________ of HomeTrust Bank, Asheville, North Carolina (the “Bank”); and
WHEREAS, the board of directors of the Company (the “Board of Directors”) believes it is in the best interests of the Company and the Bank to enter into this Agreement with the Employee in order to assure continuity of management on behalf of the Company and the Bank and to encourage the continued dedication of the Employee to the Employee’s assigned duties; and
WHEREAS, the Board of Directors has approved and authorized the execution of this Agreement with the Employee;
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is AGREED as follows:
1.    Definitions.
(a)    The term “Change in Control” means any of the following events occurring: (i) the acquisition by any “person” or “group” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), other than the Company, any subsidiary of the Company or their employee benefit plans, directly or indirectly, as “beneficial owner” (as defined in Rule 13d-3, under the Exchange Act) of securities of the Company representing twenty percent (20%) or more of either the then outstanding shares or the combined voting power of the then outstanding securities of the Company; (ii) either a majority of the directors of the Company elected at the Company’s annual stockholders meeting shall have been nominated for election other than by or at the direction of the “incumbent directors” of the Company, or the “incumbent directors” shall cease to constitute a majority of the directors of the Company. The term “incumbent director” shall mean any director who was a director of the Company on the Effective Date and any individual who becomes a director of the Company subsequent to the Effective Date and who is elected or nominated by or at the direction of at least two-thirds of the then incumbent directors; (iii) the consummation of (x) a merger, consolidation or other business combination of the Company with any other “person” or “group” (as defined in Sections 13(d) and 14(d) of the Exchange Act) or affiliate thereof, other than a merger or consolidation that would result in the outstanding common stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) at least fifty percent (50%) of the outstanding common stock of the Company or such surviving entity or a parent or affiliate thereof outstanding immediately after such merger, consolidation or other business combination, or (y) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company or the Bank of all or substantially all of the Company’s or the Bank’s assets; or (iv) any other event or circumstance which is not covered by the foregoing subsections but which the Board of Directors determines to affect control of the Company and with respect to which the Board of Directors adopts a resolution that the event or circumstance constitutes a Change of Control for purposes of the Agreement. The Change of Control Date is the date on which an event described in (i), (ii), (iii) or (iv) occurs.
(b)    The term “Consolidated Subsidiaries” means any subsidiary or subsidiaries of the Company (or its successors) that are part of the consolidated group of the Company (or its successors) for federal income tax reporting.
(c)    The term “Date of Termination” means the date upon which the Employee's employment with the Company or the Bank or both ceases.
(d)    The term “Effective Date” means ______, 201_.
(e)    The term “Involuntary Termination” means the termination of the employment of Employee (i) by the Company without his [her] express written consent; or (ii) by the Employee by reason of a material diminution of or interference with his [her] duties, responsibilities or benefits, including (without limitation) any of the following actions unless consented to in writing by the Employee: (1) a requirement that the Employee be based at any place other than Asheville, North Carolina, or within 20 miles thereof, except for reasonable travel on Company or Bank business; (2) a material demotion of the Employee; or (3) a reduction in the Employee’s salary, other than a reduction occurring as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Company or the Bank (which program is not adopted at any time during the eighteen month period commencing six months prior to the occurrence of a Change in Control and ending twelve months following such Change in Control). The term “Involuntary Termination” does not include Termination for Cause or termination of employment due to death or permanent disability, or suspension or temporary or permanent prohibition from participation in the conduct of the affairs of a depository institution under Section 8 of the Federal Deposit Insurance Act.
(f)    The terms “Termination for Cause” and “Terminated for Cause” mean termination of the employment of the Employee because of the Employee’s dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (excluding violations which do not have a material adverse affect on the Company or the Bank) or final cease-and-desist order, or (except as provided below) material breach of any provision of this Agreement. No act or failure to act by the Employee shall be considered willful unless the Employee acted or failed to act with an absence of good faith and without a reasonable belief that his [her] action or failure to act was in the best interest of the Company or the Bank. The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the

Board duly called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee’s counsel, to be heard before the Board), stating that in the good faith opinion of the Board of Directors the Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail. The opportunity of the Employee to be heard before the Board shall not affect the right of the Employee to arbitration as set forth in Section 13.
(g)    The term “Code” means the Internal Revenue Code of 1986, as amended, or any successor code thereto.
(h)    The term “Section 409A” means Section 409A of the Code and the regulations and guidance of general applicability issued thereunder.
2.    Term. The term of this Agreement shall be a period of two years commencing on the Effective Date, subject to earlier termination as provided herein. On each anniversary of this Agreement the term shall be extended for a period of one year in addition to the then-remaining term, provided that the Company has not given notice to the Employee in writing at least 30 days prior to such anniversary that the term of this Agreement shall not be extended further. No annual extension can automatically extend beyond the Employee’s 65th Birthday.
3.    Severance Benefits.
(a)    In the event that the Employee experiences an Involuntary Termination within the six months preceding, at the time of, or within 12 months following a Change in Control, the Company shall pay to the Employee in cash, within 30 days after the later of the date of such Change in Control or the Date of Termination, an amount equal to 200% of the sum of (i) the Employee’s salary at the annual rate in effect immediately prior to the Date of Termination and (ii) the average annual amount of cash bonus and cash incentive compensation of the Employee, based on the average amounts of such compensation earned by the Employee from the Company and any Consolidated Subsidiaries for the two full fiscal years preceding the Date of Termination. No payment shall be made under this Section 3(a) unless the Employee’s termination of employment qualifies as a “Separation from Service” (as that phrase is defined in Section 409A taking into account all rules and presumptions provided for in the Section 409A regulations). If the Employee is a “Specified Employee” (as defined in Section 409A) at the time of his [her] Separation from Service, then payments under this Section 3(a) which are not considered paid on account of an involuntary separation from service (as defined in Treasury Regulation Section 1.409A-1(b)(9)(iii)), and as such constitute deferred compensation under Section 409A, shall not be paid until the 185th day following the Employee’s Separation from Service, or his [her] earlier death (the “Delayed Distribution Date”). Any payments deferred on account of the preceding sentence shall be accumulated without interest and paid with the first payment that is payable in accordance with the preceding sentence and Section 409A. To the extent permitted by Section 409A, amounts payable under this Section 3(a) which are considered deferred compensation shall be treated as payable after amounts which are not considered deferred compensation (i.e., which are considered payable on account of an involuntary separation from service as herein defined herein).

(b)    Certain Reduction of Payments by the Bank.
(i)    Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or its Consolidated Subsidiaries to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be nondeductible (in whole or part) by the Company on a consolidated basis for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Employee pursuant to this Agreement (such amounts payable or distributable pursuant to this Agreement are hereinafter referred to as “Agreement Payments”) shall be reduced to the Reduced Amount. The “Reduced Amount” shall be an amount, not less than zero, expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this Section 3(b), present value shall be determined in accordance with Section 280G(d)(3) and (4) of the Code.
(ii)    All determinations required to be made under this Section 3(b) related to the application of Section 280G of the Code shall be made by the Company’s independent auditors, or at the election of such auditors by such other firm or individuals of recognized expertise as such auditors may select (such auditors or, if applicable, such other firm or individual, are hereinafter referred to as the “Advisory Firm”). The Advisory Firm shall within ten business days of the Date of Termination, or at such earlier time as is requested by the Company, provide to both the Company and the Employee an opinion (and detailed supporting calculations) that the Company has substantial authority to deduct for federal income tax purposes the full amount of the Agreement Payments and that the Employee has substantial authority not to report on his [her] federal income tax return any excise tax imposed by Section 4999 of the Code with respect to the Agreement Payments. Any such determination and opinion by the Advisory Firm shall be binding upon the Company and the Employee. The Employee shall determine which and how much, if any, of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 3(b), provided that, if the Employee does not make such determination within ten business days of the receipt of the calculations made by the Advisory Firm, the Company shall elect which and how much, if any, of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 3(b) and shall notify the Employee promptly of such election. Within five business days of the earlier of (i) the Company’s receipt of the Employee's determination pursuant to the immediately preceding sentence of this Agreement or (ii) the Company’s election in lieu of such determination, the Company shall pay to or distribute to or for the benefit of the Employee such amounts as are then due the Employee under this Agreement. The Company and the Employee shall cooperate fully with the Advisory Firm, including without limitation providing to the Advisory Firm all information and materials reasonably requested by it, in connection with the making of the determinations required under this Section 3(b).
(iii)    As a result of uncertainty in application of Section 280G of the Code at the time of the initial determination by the Advisory Firm hereunder, it is possible that Agreement Payments will have been made by the Company which should not have been made (“Overpayment”) or that additional Agreement Payments will not have been made by the

Company which should have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Advisory Firm, based upon the assertion by the Internal Revenue Service against the Employee of a deficiency which the Advisory Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Employee shall be treated for all purposes as a loan ab initio which the Employee shall repay to the Company together with interest at the applicable federal rate provided for in Section 1274 of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Employee to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Advisory Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee together with interest at the applicable federal rate provided for in Section 1274 of the Code. An Underpayment shall be treated as a disputed payment for purposes of Section 409A, and the parties shall act in accordance with Treasury Regulations Section 1.409A-3(g), regarding the resolution of the Underpayment and the timing of the payment to eliminate the Underpayment.
(iv)    Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. 1828(k) and any regulations promulgated thereunder.
(c)    Termination for Cause. In the event of Termination for Cause, the Company shall have no further obligation to the Employee under this Agreement after the Date of Termination.
(d)    Regulatory Action. Notwithstanding any other provisions of this Agreement:
(1)    If the Employee is removed and/or permanently prohibited from participating in the conduct of the affairs of a depository institution by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (“FDIA”), 12 U.S.C. 1818(e)(4) and (g)(1), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected;
(2)    If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations of the Company under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties; and
(3)    All obligations of the Company under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Board of Governors of the Federal Reserve System (the “FRB”) or its designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (ii) by the FRB, at the time the FRB approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the FRB to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by any such action. Payments under this Agreement that are suspended under this Section 3(d), but are later determined by the applicable regulatory authority to be payable, shall be paid on the earliest date practicable thereafter.
4.    Attorneys Fees. In the event of a dispute arising out of this Agreement, reasonable legal fees and related expenses incurred by the Employee resulting from such dispute shall be paid by the Company only if Employee prevails in such dispute.
5.    Non-Disclosure and Non-Solicitation.
(a)    Non-Disclosure. The Employee acknowledges that he [she] has acquired, and will continue to acquire while employed by the Company and/or performing services for Consolidated Subsidiaries, special knowledge of the business, affairs, strategies and plans of the Company and the Consolidated Subsidiaries which has not been disclosed to the public and which constitutes confidential and proprietary business information owned by the Company and the Consolidated Subsidiaries, including but not limited to, information about the customers, customer lists, software, data, formulae, processes, inventions, trade secrets, marketing information and plans, and business strategies of the Company and the Consolidated Subsidiaries, and other information about the products and services offered or developed or planned to be offered or developed by the Company and/or the Consolidated Subsidiaries (“Confidential Information’). The Employee agrees that, without the prior written consent of the Company, he [she] shall not, during the term of his [her] employment or at any time thereafter, in any manner directly or indirectly disclose any Confidential Information to any person or entity other than the Company and the Consolidated Subsidiaries. Notwithstanding the foregoing, if the Employee is requested or required (including but not limited to by oral questions, interrogatories, requests for information or documents in legal proceeding, subpoena, civil investigative demand or other similar process) to disclose any Confidential Information the Employee shall provide the Company with prompt written notice of any such request or requirement so that the Company and/or a Consolidated Subsidiary may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 5(a). If, in the absence of a protective order or other remedy or the receipt of a waiver from the Company, the Employee is nonetheless legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Employee may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which is legally required to be disclosed, provided that the Employee exercise his [her] best efforts to preserve the confidentiality of the Confidential Information, including without limitation by cooperating with the Company and/or a Consolidated Subsidiary to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal. On the Date of Termination, the Employee shall promptly deliver to the Company all copies of documents or other records (including without limitation electronic records) containing any Confidential Information that is in his [her] possession or under his [her] control, and shall retain no written or electronic record of any Confidential Information.

(b)    Non-Solicitation. During the two year period next following the Date of Termination, the Employee shall not directly or indirectly solicit, encourage, or induce any person while employed by the Company or any Consolidated Subsidiary to (i) leave the Company or any Consolidated Subsidiary, (ii) cease his [her] employment with the Company or any Consolidated Subsidiary or (iii) accept employment with another entity or person.
The provisions of this Section 5 shall survive any termination of the Employee’s employment and any termination of this Agreement.
6.    No Assignments.
(a)    This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation and benefits from the Company in the same amount and on the same terms as provided for an Involuntary Termination under Section 3 hereof. For purposes of implementing the provisions of this Section 6(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.
(b)    This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
7.    No Mitigation. The Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits after the date of termination or otherwise.
8.    Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Company at its principal office, to the attention of the Board of Directors with a copy to the Secretary of the Company, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Company.
9.    Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

10.    Headings. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
11.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
12.    Governing Law. This Agreement shall be governed by the laws of the State of North Carolina.
13.    Arbitration. Any dispute or controversy arising under or in connection with this Agreement (other than relating to the enforcement of the provisions of Section 5) shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.
14.    Equitable and Other Judicial Relief. In the event of an actual or threatened breach by the Employee of any of the provisions of Section 5, the Company shall be entitled to equitable relief in the form of an injunction from a court of competent jurisdiction and such other equitable and legal relief as such court deems appropriate under the circumstances. The parties agree that the Company shall not be required to post any bond in connection with the grant or issuance of an injunction (preliminary, temporary and/or permanent) by a court of competent jurisdiction, and if a bond is nevertheless required, the parties agree that it shall be in a nominal amount. The parties further agree that in the event of a breach by the Employee of any of the provisions of Section 5, the Company and/or one or more of its Consolidated Subsidiaries will suffer irreparable damage and its remedy at law against the Employee is inadequate to compensate it for such damage.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.
HOMETRUST BANCSHARES, INC.

By: Dana Stonestreet
Its: Chairman, President and Chief Executive Officer

EMPLOYEE

[Name of Employee]

9